Exhibit 1.2

May 20, 2016

STRICTLY CONFIDENTIAL

Kitov Pharmaceuticals Holdings Ltd.

1 Azrieli Center (Round Building)

132 Menahem Begin RD.

Tel Aviv, Israel

Attn: Isaac Israel, Chief Executive Officer

Dear Mr. Israel:

This letter agreement (this “Agreement”) constitutes the agreement between Kitov Pharmaceuticals Holdings Ltd. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”) that Wainwright shall serve as the exclusive agent, advisor or underwriter in an offering in the U.S. or to U.S. investors (each, an “Offering”) of securities of the Company (“Securities”) during the Term (as defined below) of this Agreement, including an underwritten initial public offering of the Company’s Securities in the United States on a national exchange which may be comprised of American Depository Receipts (ADR's) or some other type of securities. The terms of each Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and Wainwright and nothing herein implies that Wainwright would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities. It is understood that Wainwright’s assistance in an Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Wainwright deems appropriate under the circumstances and to the receipt of all internal approvals of Wainwright in connection with the transaction. It is contemplated that the initial Offering may seek to raise up to $15,000,000, however, the parties expressly acknowledge and agree that the initial Offering may seek to raise more or less than such amount. Further, the Company expressly acknowledges and agrees that Wainwright’s involvement in an Offering is on a reasonable best efforts basis and that the consummation of an Offering will be subject to, among other things, market conditions. The execution of this Agreement does not constitute a commitment by Wainwright to purchase the Securities and does not ensure a successful Offering of the Securities or the success of Wainwright with respect to securing any other financing on behalf of the Company. Wainwright may retain other brokers, dealers, agents or underwriters on its behalf in connection with an Offering.

A.           Compensation; Reimbursement. At the closing of each Offering (each, a “Closing”), the Company shall compensate Wainwright as follows:

1.          Cash Fee. The Company shall pay to Wainwright a cash fee, or as to an underwritten Offering an underwriter discount, equal to 7% of the aggregate gross proceeds raised in each Offering (reduced to 3.5% of the aggregate gross proceeds raised from the existing shareholders of the Company set forth on Schedule A hereto).

2.          Warrant Coverage. The Company shall issue to Wainwright or its designees at each Closing, warrants (the “Wainwright Warrants”) to purchase that number of shares of common stock of the Company equal to 5% of the aggregate number of Securities sold in each Offering (if the Securities are convertible or include a “greenshoe” or “additional investment” option component, such shares of Common Stock underlying such Securities or options). If the Securities included in an Offering are non-convertible, the Wainwright Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the then market price of the Common Stock. The Wainwright Warrants shall have the same terms as the warrants issued to investors in the applicable Offering. If no warrants are issued to investors in an Offering, the Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term expiring 4 years from when such Wainwright Warrants become exercisable and an exercise price equal to 120% of the then market price of the Common Stock. The grant of the Wainwright Warrants and the issuance and listing of the ordinary shares underlying the Wainwright Warrants on the Tel Aviv Stock Exchange shall be subject to obtaining all of the relevant and required approvals of the Company's relevant organs and the approval of the Tel Aviv Stock Exchange for the listing of the ordinary shares underlying the Wainwright Warrants , all if and as required in accordance with applicable Israeli law.

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

3.          Expense Allowance. Out of the proceeds of each Closing, the Company agrees to pay Wainwright (a) a management fee equal of up to $300,000; provided, however, in no event will such management fee exceed 1% of the gross proceeds raised in an Offering, (b) up to $100,000 for legal fees and expenses incurred by Wainwright, of which $25,000 shall be paid upon execution of this Agreement, and (c) an accountable expense allowance of up to $40,000. Notwithstanding anything herein to the contrary, such expense amounts under this Section 3 (excluding the management fee in subsection (a) above), in the aggregate, shall not exceed $140,000, nor shall they limit or impair the indemnification and contribution provisions of this Agreement.

4.          Right of First Refusal. If within the nine month period following consummation of each Offering, the Company or any of its subsidiaries (a) decides to finance or refinance any indebtedness using a manager or agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as lead manager, lead placement agent or lead agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering or a private placement of equity or debt securities outside Israel using an underwriter or placement agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as lead underwriter or lead placement agent for such financing. If Wainwright or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

5.          Tail. Wainwright shall be entitled to compensation under clauses (A)(1) and (A)(2) hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such Tail Financing is provided to the Company by investors whom Wainwright had contacted during the Term as set forth in Exhibit B attached hereto (as may be updated from time to time by the Company and Wainwright), or introduced, directly or indirectly, to the Company during Term; provided, however, that such Tail Financing is consummated during the period beginning on the date hereof and ending three months following the expiration of the Right of First Refusal period in Section (A)(4) above.

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B.           Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end six months after the date hereof (the “Term”). Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees due and payable by the Company at the time of such termination, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement; provided, however, that Wainwright will not be entitled to any such reimbursement (to the extent not yet paid) if: (i) Wainwright terminates Wainwright’s engagement prior to the execution of the Underwriting Agreement for other than Good Reason (as defined below) or (ii) the Company terminates Wainwright’s engagement prior to the execution of an underwriting agreement on account of Wainwright's gross negligence, willful misconduct or fraud. As used herein, the term “Good Reason” means: (i) the failure of the Company to proceed with the Offering in good faith, (ii) the gross negligence, willful misconduct or fraud by the Company, (iii) the occurrence of any domestic or international event or act or occurrence which materially disrupts, or in Wainwright's reasonable opinion will, in the immediate future, materially disrupt, general securities markets in the United States or in Israel, (iv) the Company will have sustained a material loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss will have been insured, will, in Wainwright's reasonable judgment make it inadvisable to proceed with the Offering; (v) a material adverse change in the conditions or prospects of the Company which would make it, in Wainwright's reasonable judgment impracticable to proceed with the Offering. During Wainwright’s engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Wainwright, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities in the Offering and (ii) the Company will not pursue any financing transaction which would be in lieu of a Offering. Furthermore, the Company agrees that during Wainwright’s engagement hereunder, all inquiries, whether direct or indirect, from prospective investors will be referred to Wainwright and will be deemed to have been contacted by Wainwright in connection with an Offering.

C.           Information; Reliance. The Company shall furnish, or cause to be furnished, to Wainwright all information requested by Wainwright for the purpose of rendering services hereunder (all such information being the “Information”). In addition, the Company agrees to make available to Wainwright upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that Wainwright (a) will use and rely on the Information, including any documents provided to investors in each Offering (the “Offering Documents” which shall include any Purchase Agreements (as defined below)), and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents (except as they relate to Wainwright) or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, the Company will meet with Wainwright or its representatives to discuss all information relevant for disclosure in the Offering Documents and will reasonably cooperate in any investigation undertaken by Wainwright thereof, including any document included or incorporated by reference therein. At each Offering, at the request of Wainwright, the Company shall deliver such legal letters, comfort letters and officer’s certificates, all in form and substance satisfactory to Wainwright and its counsel as is customary for such Offering.

D.           Related Agreements. At each Offering, the Company shall enter into the following additional agreements:

1.          Underwritten Offering. If an Offering is an underwritten Offering, the Company and Wainwright shall enter into a customary underwriting agreement in form and substance satisfactory to Wainwright and the Company, which underwriting agreement shall include a 45 day over-allotment option for up to an additional 15% of the Securities sold in such Offering.

2.          Best Efforts Offering. If an Offering is on a best efforts basis, the sale of Securities to the investors in the Offering will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company and such investors in a form reasonably satisfactory to the Company and Wainwright. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

3.          Escrow and Settlement. In respect of each Offering, the Company and Wainwright shall enter into an escrow agreement with a third party escrow agent, which may also be Wainwright’s clearing agent, pursuant to which Wainwright’s compensation and expenses shall be paid from the gross proceeds of the Securities sold. If the Offering is settled in whole or in part via delivery versus payment (“DVP”), Wainwright shall arrange for its clearing agent to provide the funds to facilitate such settlement. The Company shall bear the cost of the escrow agent and shall reimburse Wainwright for the actual out of pocket cost of such clearing agent settlement and financing, if any, provided however that such costs shall not exceed $10,000 per Offering.

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4.          FINRA Amendments. Notwithstanding anything herein to the contrary, in the event that Wainwright determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting agreement) in writing upon the request of Wainwright to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

E.           Confidentiality. In the event of the public announcement of any Offering, Wainwright shall have the right to disclose its participation in such Offering, Offering at its cost, subject to prior review by the Company; provided, however, Wainwright shall not require any consent from the Company with respect to an e-mail distribution to its database of contacts announcing its participation in the Offering, referencing the Offering in any material presented or provided to participants in any conferences or the posting of any tombstone of the Offering on Wainwrights ’s website.

F.           Indemnity.

1.          In connection with the Company’s engagement of Wainwright as Offering agent, the Company hereby agrees to indemnify and hold harmless Wainwright and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all third party claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Wainwright, or (B) otherwise relate to or arise out of Wainwright’s activities on the Company’s behalf under Wainwright’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Wainwright except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence, willful misconduct or fraud.

2.          The Company further agrees that it will not, without the prior written consent of Wainwright, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

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3.          Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of one such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.          The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Wainwright is the Indemnified Person), the Company and Wainwright shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Wainwright on the other, in connection with Wainwright’s engagement referred to above, subject to the limitation that in no event shall the amount of Wainwright’s contribution to such Claim exceed the amount of fees actually received or to be received (provided that Wainwright shall not be required to pay any amounts to be received until actually received (or set off, as the case may be)) by Wainwright from the Company pursuant to Wainwright’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Wainwright on the other, with respect to Wainwright’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the applicable Offering (whether or not consummated) for which Wainwright is engaged to render services bears to (b) the fee paid or proposed to be paid to Wainwright in connection with such engagement.

5.          The Company’s indemnity, reimbursement and contribution obligations under this Agreement shall be effective whether or not the Company is at fault in any way.

G.           Limitation of Engagement to the Company. The Company acknowledges that Wainwright has been retained only by the Company, that Wainwright is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Wainwright is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Wainwright or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by Wainwright, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Wainwright, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Wainwright to the Company in connection with Wainwright’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Wainwright shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Wainwright.

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H.           Limitation of Wainwright’s Liability to the Company. Wainwright and the Company further agree that neither Wainwright nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Wainwright and that are finally judicially determined to have resulted solely from the gross negligence, willful misconduct or fraud of Wainwright.

I.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event Wainwright or any Indemnified Person is successful in any action, or suit against the Company, arising out of or relating to this Agreement, the final judgment or award entered shall be entitled to have and recover from the Company the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Wainwright and the Company.

J.           Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery e-mail or fax, if sent to Wainwright, to H. C. Wainwright & Co. LLC, at the address set forth on the first page hereof, e-mail: notices@hcwco.com, Attention: Head of Investment Banking, and if sent to the Company, to the address set forth on the first page hereof, e-mail: info@kitovpharma.com, fax number : +972-72-3180015 Attention: Chief Executive Officer. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

K.          Conflicts. The Company acknowledges that Wainwright and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Wainwright may acquire information of interest to the Company. Wainwright shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

L.           Anti-Money Laundering. To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means we must ask you for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that we consider appropriate to verify your identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

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M.           Miscellaneous. The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound. This Agreement shall not be modified or amended except in writing signed by Wainwright and the Company. This Agreement shall be binding upon and inure to the benefit of both Wainwright and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of Wainwright and the Company with respect to this Offering and supersedes any prior agreements with respect to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By
Name:
Title:

Accepted and Agreed:

Kitov Pharmaceuticals HOLDINGS Ltd.

By
Name:
Title:

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